As filed with the Securities and Exchange Commission on October 12, 2007.
Registration No. 333- 126533

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEOWARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-2705700
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
3200 Horizon Drive
King of Prussia
Pennsylvania 19406
(610) 277-8300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
2004 EQUITY INCENTIVE PLAN
(Full Title of the Plan)
Charles N. Charnas
President and Secretary
3000 Hanover Street
Palo Alto, California 94304
(650) 857-1501
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

SIGNATURES

RECENT EVENTS: DEREGISTRATION
     The Registration Statement on Form S-8 (Registration No. 333-126533) (the “Registration Statement”) of Neoware, Inc., a Delaware corporation (“Neoware”), pertaining to the registration of common stock to be offered under the Neoware 2004 Equity Incentive Plan, to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities Exchange Commission on July 12, 2005.
     On July 23, 2007, Neoware entered into that certain Agreement and Plan of Merger, with Hewlett-Packard Company and Narwhal Acquisition Corporation (“Merger Sub”) (the “Merger Agreement”). Under the terms of the Merger Agreement, Merger Sub merged with and into Neoware (the “Merger”) on September 30, 2007 at 11:59 p.m. (the “Effective Time”), and each option exercisable to purchase shares of Neoware’s common stock that was outstanding at the Effective Time was converted into the right to receive $16.25 less the applicable exercise price in respect of each share of common stock underlying such option.
     As a result of the Merger, Neoware hereby removes from registration any and all of its shares of common stock originally reserved for issuance under the stock option plan listed above and registered under the Registration Statement which were unissued at the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on the 12th day of October, 2007.

NEOWARE, INC.
By:	/s/ Charles N. Charnas
Charles N. Charnas, President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Charles N. Charnas	Date: October 12, 2007

Charles N. Charnas, Director

By:	/s/ Lester D. Ezrati	Date: October 12, 2007

Lester D. Ezrati, Director

By:	/s/ Catherine A. Lesjak	Date: October 12, 2007

Catherine A. Lesjak, Director